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                              AU BON PAIN CO., INC.

                         SAINT LOUIS BREAD COMPANY, INC.

                       ABP MIDWEST MANUFACTURING CO., INC.



                                   $15,000,000



                              INVESTMENT AGREEMENT


                                  July 24, 1996


                                Funds Provided by


                           ALLIED CAPITAL CORPORATION

                          ALLIED CAPITAL CORPORATION II

                         CAPITAL TRUST INVESTMENTS, LTD.


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                              INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT (this "Agreement") is made as of the 24th day of July, 1996 by and among: (i) AU BON PAIN CO., INC., a Delaware corporation (the "Parent") (ii) Saint Louis Bread Company, Inc., a Delaware corporation ("SLBC") and ABP Midwest Manufacturing Co., Inc., a Delaware corporation ("Midwest") (the Parent, SLBC and Midwest are hereafter collectively referred to herein as "Borrowers"); and (ii) ALLIED CAPITAL CORPORATION and ALLIED CAPITAL CORPORATION II, each a Maryland corporation (collectively, "Allied") and CAPITAL TRUST INVESTMENTS, LTD., a Guernsey corporation ("Capital Trust") (collectively, Allied and Capital Trust shall be referred to herein as the "Lenders" and individually as a "Lender").


                                    RECITALS:

     A. Lenders wish to invest the aggregate sum of Fifteen Million Dollars in Borrowers, in exchange for certain senior subordinated debentures and warrants to purchase shares of the Common Stock of Parent.

     B. The parties desire to set forth herein their understandings and agreements pertaining to this transaction.

     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lenders and the Borrowers hereby agree as follows (Each Lender and its respective successors and assigns with respect to any of the Debentures or any of the Equity Interest (as these terms are hereinafter defined) shall be referred to herein individually as a "Holder" and collectively as the "Holders"):

                             ARTICLE I: DEFINITIONS

     1.01 DEFINITIONS. In addition to the terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:

     "Act of Bankruptcy," when used in reference to any Person, shall mean the occurrence of any of the following with respect to such Person: (i) such Person shall have made an assignment for the benefit of his or its creditors; (ii) such Person shall have admitted in writing his or its inability to pay his or its debts as they become due; (iii) such Person shall have filed a voluntary petition in bankruptcy; (iv) such Person shall have been adjudicated a bankrupt or insolvent; (v) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (vi) such

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Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (vii) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person or of all or any substantial part (20% or more) of the properties of such Person; (viii) an action shall have been commenced against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Person having been stayed within 60 days or if the relevant court shall enter a decree or order granting the relief sought in such action, or if a stay of any such order or proceedings shall thereafter be set aside; or (ix) 60 days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or any substantial part of the assets and properties of such Person without such appointment having been vacated.

     "Act of Dissolution," when used in reference to any Person (other than an individual) shall mean the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

     "Affiliate," when used in reference to any Person, shall mean any Person, other than a holder of the Junior Debt, that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question including, without limitation, by reason of holding 10% or more of the equity interest of the Person in question or possessing the direct or indirect ability to manage the business and affairs of the Person in question.

     "Applicable Law(s)," when used in the singular, shall mean any applicable foreign, federal, state or local law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction, and, when used in the plural, shall mean all such applicable foreign, federal, state and local laws, ordinances, orders, regulations, rules and requirements.

     "Applicable UCC" shall mean the Uniform Commercial Code, as enacted in the State of New York, as amended through the date hereof.

     "Borrowers' Business" shall mean the retail sale of high-quality, quick-service cafe food, bakery and related items, the production and sale of frozen dough bakery products, and the franchising of retail quick-service cafes operating under the names of "Au Bon Pain" and "Saint Louis Bread"; which currently are the only businesses operated by Borrowers.

     "Common Stock" shall mean any or all (as the context may require) of the shares of the authorized common stock of the Parent.

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     "Equity Interest" shall mean, collectively, all of the Warrants and all of the Warrant Shares.

     "GAAP" shall mean generally-accepted accounting principles, consistently applied, for the period or periods in question.

     "Governmental Authority(ies)," when used in the singular, shall mean any federal, state or local governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, shall mean all such entities.

     "Indebtedness" of any person means without duplication (i) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations, (v) all guarantees by such person of any Indebtedness and (vi) all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any lien upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

     "Investment Documents" shall mean, collectively, this Agreement, the Debentures, the Warrants, and all other instruments and documents executed and delivered in connection with the investment.

     "Licenses" shall mean, collectively, all rights, licenses, permits and authorizations now or hereafter issued by any Governmental Authority in connection with the operation or conduct of Borrowers' Business.

     "Obligations" shall mean, collectively, all of the Borrowers' indebtedness, liabilities and obligations arising under this Agreement and each of the other Investment Documents and any renewals, modifications, and extensions thereof, including, but not limited to, the principal, interest, late charges and other sums due and owing under the Debentures and any other obligations of the Borrowers to any of the Holders, including such other or additional financing that any of the Holders may extend to the Borrowers at any time in the Holders' sole discretion.

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     "Permitted Encumbrances" shall mean any lien, mortgage, security interest or other encumbrance that results from or secures any of the following: (i) taxes and assessments not delinquent or actively being contested in good faith by a Borrower and for which such Borrower has adequate reserves; (ii) deposits or pledges for goods or services made to secure the performance of such goods or services in the ordinary course of the Borrowers' Business; (iii) title of a bona fide lessor of tangible personal property to a Borrower (where the security interest is limited to the item as leased and the lease is not made in contravention of the terms of this Agreement); (iv) purchase money obligations (where the purchase money obligation is not undertaken in contravention of the terms of this Agreement) and where the security interest is limited to the items so acquired and the principal amount of the indebtedness secured by such security interest shall at no time exceed an amount equal to 80% of the lesser of the cost to the Borrower of the property so acquired and the fair market value of such property; and (v) the Permitted Secured Debt.

     "Permitted Secured Debt" shall mean, collectively, indebtedness of the Borrowers secured by mortgages or deeds of trust on real estate owned by the Borrowers in an aggregate principal amount not to exceed $12,400,000, including
(i) the Secured Woburn Loan, and (ii) the Secured Letter of Credit Reimbursement Agreement.

     "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust, or other legal entity.

     "Real Property" shall mean, collectively, all real property owned by any Borrower or in which any Borrower has a leasehold interest and all real property hereafter acquired by any Borrower in fee or by means of a leasehold interest, including all real property on which any of the Borrowers' Business is now or hereafter conducted, together with all goods located on any such real property that are or may become "fixtures" under the law of the jurisdiction in which such real property is located.

     "Secured Letter of Credit Reimbursement Agreement" shall mean that certain Letter of Credit Reimbursement Agreement dated as of July 1, 1995 among Midwest, the Parent and Citizens Trust Company, a Rhode Island commercial bank, and any modifications, renewals, extensions, and refinancings thereof (whether contemporaneous with payment in full, or subsequent thereto) permitted under this Agreement, relating to those certain industrial revenue bonds in an outstanding principal amount not to exceed Eight Million Six Hundred Thousand Dollars ($8,600,000), and secured by a mortgage on certain real property located in Mexico, Missouri.

     "Secured Woburn Loan" shall mean that certain loan from the Senior Revolver Lender in an outstanding principal amount not to exceed Three Million Eight Hundred Thousand Dollars ($3,800,000), pursuant to the terms of the Senior Revolving Credit Agreement and secured by a mortgage on certain real property located at 130 New Boston Street, Woburn,

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Massachusetts, and any modifications, renewals, extensions, and refinancings thereof (whether contemporaneous with payment in full, or subsequent thereto) permitted under this Agreement.

     "Senior Debt" shall mean, collectively, the Senior Revolver, the Senior INAC Loan and the Permitted Secured Debt.

     "Senior INAC Loan" shall mean the senior term loan from INAC Corp. in an outstanding principal amount not to exceed Two Million Dollars ($2,000,000), including any modifications, renewals, extensions, and refinancings of any such indebtedness (whether contemporaneous with payment in full, or subsequent thereto) permitted under this Agreement.

     "Senior Revolver" shall mean the senior (i) Revolving Credit Loans, (ii) Letters of Credit, (iii) Unlimited ABP Wisconsin Guaranty, and (iv) Unlimited Imperio Guaranty, each as defined in the Senior Revolving Credit Agreement, in an aggregate outstanding principal amount not to exceed Thirty-Five Million Dollars ($35,000,000), which may be increased on the terms set forth in Section 2.02(b), including any modifications, renewals, extensions, and refinancings (whether contemporaneous with payment in whole or part, or subsequent thereto) of any such indebtedness permitted under this Agreement.

     "Senior Revolver Lender" shall mean, collectively, the lending group led by USTrust, together with their respective successors and assigns and other parties who, in connection with a refinancing of the Senior Revolver shall become parties to the Senior Revolving Credit Agreement.

     "Senior Revolving Credit Agreement" shall mean that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 17, 1995, by and among the parties named therein, as amended through the date hereof, which sets forth the terms of the Senior Revolver and the Secured Woburn Loan, as such agreement may be amended, modified, renewed, extended or refinanced from time to time hereafter.

     "Transfer" shall mean the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

     "Transfer of Borrowers' Business" shall mean one or a series of transactions undertaken by the Borrowers resulting in either: (i) the Transfer of all or a Substantial Portion (as defined below) of the assets of all of the Borrowers to any other Person, other than (A) transfers between or among the Borrowers, and (B) as permitted under Section 5.04 hereof; (ii) a merger or consolidation of the Parent with another Person where the Parent is not the surviving or successor entity (other than a merger or consolidation of the Parent into or with another Borrower); (iii) the acquisition in one or a series of transactions which results in one or more Persons either owning in excess of 50% of the outstanding capital stock of the Parent or any successor or being able to elect a majority of the board of directors of the Parent or any

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successor; or (iv) a Change in Control that constitutes a Repurchase Event, as such terms are defined in those certain 4.75% Convertible Subordinated Notes dated December 22, 1993 in the aggregate principal amount of $30 million, due January 2, 2001, made by the Parent. A "Substantial Portion" of assets as used herein shall mean assets of any of the Borrowers Transferred either having a fair market value or for aggregate consideration (in cash or fair market value of property received) equal to the greater of (i) 20% or more of the equity market capitalization of the Parent based upon the average price per share of Common Stock of the Parent for the five trading days preceding the asset disposition, or (ii) 20% or more of the net worth of the Parent, on a consolidated basis, determined in accordance with GAAP. The parties acknowledge and agree that, in calculating a Transfer of a Substantial Portion of the Borrowers' assets, any sale by the Parent of the facility located in Mexico, Missouri shall be excluded.

     "Warrants" shall mean, collectively, all those stock purchase warrants being issued to Lenders pursuant to the terms hereof.

     "Warrant Share(s)," when used in the singular, shall mean any share of Common Stock or any other securities acquired by a Holder pursuant to such Holder's exercise of its rights under any of the Warrants, and, when used in the plural, shall mean, collectively, all such shares and other securities.

     "Wholly-Owned Affiliate," when used in reference to a particular Person, shall mean an Affiliate of that Person, where the Person in question holds 100% of the legal and beneficial interests in the Affiliate.


                         ARTICLE II: TERMS OF INVESTMENT

     2.01 FUNDING. At the closing under this Agreement (the "Closing"), the Borrowers will borrow, and the Lenders will invest in the Borrowers, the aggregate sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000), such indebtedness to be evidenced by, and to be repaid according to the terms of, three Senior Subordinated Debentures (collectively, the "Debentures") in form and substance acceptable to each Lender. The entire principal sum will be advanced at Closing. The principal indebtedness under the Debentures will be advanced by, and allocated among, the Lenders as follows:

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      Allied Capital Corporation                                 $ 3,600,000
      Allied Capital Corporation II                                3,900,000
      Capital Trust Investments, Ltd.                              7,500,000

      TOTAL INVESTMENTS:                                         $15,000,000
                                                                 ===========

     Each Lender's obligations under this Section 2.01 shall be several and not joint.

     2.02 SENIOR DEBT. (a) The Obligations shall be subordinate only to the Senior Debt, pursuant to the terms of the Senior Debt Subordination Agreement, as defined in Section 2.09(c)(iii).

          (b) The Borrowers may increase the maximum available principal amount of the Senior Revolver to an amount not to exceed Forty-Five Million Dollars ($45,000,000), provided that, regardless of the principal amount actually outstanding thereunder, the Borrowers comply, on a pro forma basis, with the financial ratios set forth in Section 4.08(c). Notwithstanding the foregoing, the failure of the Borrowers to comply with such ratios shall not effect the validity or enforceability of the Senior Debt Subordination Agreement with respect to such increased amount advanced by the Senior Revolver Lender, and such increased amount shall be treated as "Senior Debt" (under and as defined in the Senior Debt Subordination Agreement).

     2.03 SUBORDINATED JUNIOR DEBT. All Indebtedness included without duplication within clauses (i), (ii) and (v) (to the extent related to any indebtedness described in (i) or (ii)) of the definition thereof outstanding as of the date hereof and owed to any party or parties other than the Lenders which is not Senior Debt (collectively, "Junior Debt") is completely and accurately described on EXHIBIT 2.03 attached hereto and made a part hereof. The Obligations shall be senior to the Junior Debt. At or prior to the Closing, the holder of the Junior Debt and the Lenders shall enter into a subordination agreement or appropriate modification of the existing arrangements in form and substance acceptable to each Lender (the "Junior Debt Subordination Agreement").

     2.04 PREPAYMENT. The Debentures may be prepaid at any time, in whole or in part, without premium or penalty upon 30 days prior written notice to each Holder. For each partial prepayment paid or to be prepaid, the principal amount of the Debentures to be prepaid shall be allocated (in integral multiples of $100,000) among all of the Debentures at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not called for prepayment, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion.

     2.05 DUE ON SALE. The Borrowers' obligations under the Debentures and this Agreement are not assumable, and the Debentures and all of the other Obligations are payable in full immediately upon a Transfer of Borrower's Business.

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     2.06 LATE PAYMENTS. Pursuant to the terms of the Debentures, any installment payment not received when due (after expiration of the three day grace period referred to in Section 7.01) shall be subject to an additional late payment charge equal to five percent (5%) of the amount overdue. From and after the 20th day following the date of such default, interest shall accrue on the Debentures at a rate equal to the default rate stated in the Debentures.

     2.07 WARRANTS. At Closing, the Parent will issue and sell to the Holders the Warrants, such Warrants to be in form and substance acceptable to each Lender. The Warrants will entitle the Holders to purchase, in the aggregate, up to 430,000 shares of Common Stock, subject to adjustment as provided in the Warrant. The aggregate purchase price for the Warrants shall be One Hundred Dollars ($100.00), and the exercise price for the Warrants shall be Five and 62/100 Dollars ($5.62) per share, subject to anti-dilution and other adjustments as set forth in the Warrants (the "Exercise Price"). The Warrants will expire on that date which is three years from the date on which all Obligations with respect to the Debentures are satisfied in full.

     2.08 CLOSING. Closing must occur on or before the close of business on the date hereof, unless extended in writing by each Lender, in each Lender's sole discretion.

     2.09 CONDITIONS PRECEDENT TO LENDERS' OBLIGATIONS. The obligation of Lenders to make the investment is subject to the satisfaction of the following conditions precedent at or prior to the Closing (unless waived in writing by each Lender prior to Closing):

          (a) Each of the representations and warranties contained in this Agreement must be true and accurate in all material respects as of the date of Closing, and each Borrower must have performed all of its respective obligations hereunder, including execution and delivery of all of the documents, instruments, opinions and certificates required by this Agreement in such forms as are satisfactory to each Lender and its counsel;

          (b) Each Lender has completed a due diligence report that reflects favorably on the Borrowers, including the management and the market for the Borrowers' Business generally and that otherwise is satisfactory in form and substance to each Lender in its sole and absolute discretion. In this regard, each Borrower covenants and agrees to furnish to each Lender such information as each Lender may request in order to enable each Lender to complete the required due diligence;

          (c) Each Lender shall have received each of the following items:

               (i) the Debentures, duly executed by each Borrower;

               (ii) an opinion of counsel, duly executed by counsel to the Borrowers, in form and substance acceptable to each Lender;

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

               (iii) a subordination agreement, in form and substance acceptable to each Lender, by and between the Lenders, the Senior Revolver Lender and the other parties named therein (the "Senior Debt Subordination Agreement"), duly executed by the Senior Revolver Lender;

               (iv) the Junior Debt Subordination Agreement, duly executed by the holder of the Junior Debt;

               (v) the Warrants duly executed by the Parent; and

               (vi) an Officer's Certificate, certifying as to (a) the Borrowers' Constituent Documents, as defined in Section 3.01, (b) the resolutions of each Borrower authorizing the transactions contemplated in this Agreement and the other Investment Documents, and (c) the incumbency and specimen signatures of certain officers of the Borrowers.

          (d) Each other Lender shall have made the investment contemplated hereby.


                   ARTICLE III: REPRESENTATIONS AND WARRANTIES

     A. To induce Lenders to enter into this transaction, the Borrowers, jointly and severally, represent and warrant to Lenders as follows (which representations and warranties shall survive the execution and delivery of this Agreement and the funding of the investment):

     3.01 ORGANIZATION; GOOD-STANDING. Each Borrower is a corporation duly formed, validly organized and in good standing in the jurisdiction of its formation. True, correct and complete copies of the articles of incorporation, by-laws, all other constituent documents of each Borrower, and all amendments and supplements to any of the foregoing (collectively, the "Borrowers' Constituent Documents") have been previously delivered to Lenders by Borrowers, and all of the Borrowers' Constituent Documents are in full force and effect as of the date hereof.

     3.02 QUALIFICATION. Each Borrower is duly qualified to conduct business as it is currently being conducted and is in good standing as a foreign corporation in all jurisdictions in which the nature of its business or location of its owned and leased property and assets requires such qualification, evidence of which has been previously delivered.

     3.03 POWER AND AUTHORITY. Each Borrower has full power and authority to enter into this Agreement and each of the other Investment Documents, to incur the Obligations as contemplated hereby, and to carry out the provisions of this Agreement and each of the other Investment Documents. The Parent has full power and authority to issue the Warrants and Warrant Shares. Each Borrower has taken all corporate action necessary for the execution and

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delivery of this Agreement and each of the other Investment Documents and for the performance by such Borrower of each of its obligations hereunder and thereunder, as evidenced by corporate resolution or other authorization previously delivered.

     3.04 ENFORCEABILITY. Upon execution and delivery by each of the other parties thereto, this Agreement and each of the other Investment Documents shall be the legal, valid and binding obligations of each Borrower, to the extent such Borrower is a party thereto and shall be enforceable against such Borrower in accordance with their respective terms.

     3.05 LITIGATION. No Borrower has been made a party to or threatened by any suits, actions, claims, investigations by Governmental Authorities or any third party or legal, administrative, arbitration or mediation proceedings, except as set forth in the schedule of litigation attached hereto as EXHIBIT 3.05, other than litigation (i) for which the Borrowers have adequate insurance coverage,
(ii) wherein the amount claimed is less than $50,000, or (iii) relating to workman's compensation claims (the "Litigation Schedule"). No Borrower knows of any basis or grounds for any such suit, action, claim, investigation or proceeding.

     3.06 ORDERS; DECREES; JUDGMENTS. There are no outstanding orders, judgments, writs, injunctions or decrees of any court, Governmental Authority or arbitration or mediation panel or tribunal against or affecting any Borrower or any of the properties, assets or business of any Borrower.

     3.07 NON-CONTRAVENTION. Except for matters set out in the Litigation Schedule, no Borrower is in breach of, default under, or in violation of: (a) any Applicable Law, decree, or order which either individually or in the aggregate may materially and adversely affect any of them; or (b) any deed, Lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, Contract, or other agreement, instrument or obligation to which any of them is a party or by which any of them is bound or to which any of their respective assets are subject. Neither the execution and delivery of this Agreement and the Investment Documents nor the performance by any Borrower of its respective obligations hereunder and thereunder will cause any such breach, default or violation or will require the consent or approval of any court or Governmental Authority or any other person, except as expressly contemplated by the terms of this Agreement.

     3.08 TITLE. Each Borrower has good, complete, indefeasible and marketable title to, and ownership of, all of the Real Property or personal property it purports to own (if any), free and clear of all liens, defects, claims, security interests and encumbrances other than the Permitted Encumbrances.

     3.09 TAXES. Each Borrower has filed all federal, state and local tax returns which are required to be filed, and each Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due pursuant to the filed returns or pursuant to any levy or assessment received by such Borrower.

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

     3.10 Financial Condition.
          -------------------

          (a) Attached hereto as EXHIBIT 3.10(a) is a true and complete copy of the audited consolidated financial statements summarizing the financial condition and results of operations of the Parent, as consolidated, for the fiscal year ending December 30, 1995 provided to Lenders by the Parent at least 10 days prior to the Closing Date (the "Audited Financials"). The Audited Financials were prepared in accordance with GAAP, are true and correct in all material respects, and fairly present the Parent's financial condition and results of operations at such dates and for the periods then ended. The auditors have issued an unqualified opinion to the Parent concerning the Audited Financials, a copy of which is included with the Audited Financials in EXHIBIT 3.10(a) attached hereto; and

          (b) Attached hereto as EXHIBIT 3.10(b) is a true and complete copy of preliminary, unaudited consolidated financial statements summarizing the financial condition and results of operations of the Parent, as consolidated, for the year-to-date period ended April 20, 1996, and results of operations for the year-to-date periods ended June 15, 1996 (the "Interim Financials"). The Interim Financials were prepared in accordance with GAAP, are true and correct in all material respects, and (except for the results of operations for the year-to-date periods ended June 15, 1996) fairly present the Parent's financial condition and results of operations at such dates and for the periods then ended, subject to normal immaterial year-end adjustments.

     3.11 SOLVENCY. As of the date hereof, giving effect to the transactions contemplated by this Agreement, the present fair salable value of the Borrowers' assets is greater than the amount required to pay the Borrowers' total indebtedness (contingent or otherwise), and is greater than the amount that will be required to pay such indebtedness as it matures and as it becomes absolute and matured. The transactions contemplated hereby were effectuated without actual intent to hinder, delay or defraud present or future creditors of the Borrowers; it is the Borrowers' express intention that they will maintain a solvent financial condition on a consolidated basis, giving effect to the Obligations incurred hereunder, as long as any of the Obligations remain outstanding. The Borrowers have sufficient capital to carry on their business and transactions as now conducted and as planned to be conducted in the future.

     3.12 LEASES. Attached hereto as EXHIBIT 3.12 is an accurate and complete list of all leases of Real Property and all other material leases to which any Borrower is a party or by which any Borrower or any of the Borrowers' assets is bound, together with all amendments or supplements thereto provided to Lenders by the Borrowers at least five days prior to the Closing Date (collectively, the "Leases"). Each of the Leases is valid, binding and enforceable in accordance with its terms and remains in full force and effect. No Borrower is in default or alleged to be in default with respect to any of its obligations under any of the Leases (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both), and, no party other than the Borrowers is in default with respect to such party's obligations under any of the Leases (or would be in default or alleged to be in default with the giving of notice, passage of time, or both). The Borrowers' possession of any property leased by them has not been disturbed, nor has any claim been asserted against any Borrower that is or could be adverse to such Borrower's interests under any of the Leases. None of the Leases is subject to any rights of set-off, recoupment or similar deduction or offset. No Borrower has assigned or encumbered any of its rights, title or interest in or under any of the Leases nor agreed to any oral modifications of any of the provisions of any of the Leases.

     3.13 MATERIAL CONTRACTS. Attached hereto as EXHIBIT 3.13 is an accurate and complete list of all material contracts (including all those representing 20% or more of the Borrowers' total revenue, profit volume or expenses or with material suppliers) to which any Borrower is a party or by which any Borrower or any Borrower's assets is bound provided to Lenders by the Borrowers at least five days prior to the Closing Date (collectively, the "Contracts"). Each of the Contracts is valid, binding and enforceable in accordance with its terms and remains in full force and effect. No Borrower is in default or alleged to be in default with respect to any of its obligations under any of the Contracts (nor would be in default or alleged to be in default with the giving of notice, passage of time, or both), and, no party other than the Borrowers is in default with respect to such party's obligations under any of the Contracts (or would be in default or alleged to be in default with the giving of notice, passage of time, or both). No claim has been asserted against any Borrower that is or could be adverse to such Borrower's interests under any of the Contracts. None of the Contracts is subject to any rights of set-off, recoupment or similar deduction or offset. No Borrower has assigned or encumbered any of its rights, title or interest in or under any of the Contracts nor agreed to any oral modifications of any of the provisions of any of the Contracts.

     3.14 DISCLOSURE. Neither (i) the Borrowers' Private Placement Memorandum, which Borrowers previously delivered to Lenders, as updated and supplemented through the Closing Date with the information set forth on EXHIBIT 3.14, taken as a collective; (ii) this Agreement and all Exhibits hereto; nor (iii) any reports or information filed by the Borrowers pursuant to the Securities Exchange Act of 1934 during the 18 months preceding the Closing Date (upon which each Lender is entitled to rely in making the investment pursuant to this Investment Agreement), contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading.

     3.15 FINANCIAL MODEL. The Financial Model dated as of June 24, 1996, as set forth in EXHIBIT 3.15, is based upon assumptions which the Borrowers believe are reasonable and based upon the Borrowers' current business and prospects and reflect the best estimate of the Borrowers of the results of operations and other information projected therein. The Financial Model discloses all material assumptions made with respect to the operation of the Borrowers' Business in formulating the Financial Model.

     3.16 OTHER DEBTS. Except for the liabilities listed in the Audited Financials and Interim Financials attached hereto as EXHIBIT 3.10(a) and EXHIBIT 3.10(b), respectively, and except for indebtedness, liabilities or obligations incurred in the ordinary course after the date of the Interim Financials, no Borrower has indebtedness, liabilities or obligations of any nature (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) including, without limitation, liabilities or obligations on account of taxes or government charges, penalties, interest or fines thereon or in respect thereof, and no Borrower knows, or has reasonable grounds to know, of any basis for any claim against any Borrower as of the date of this Agreement or of any debt, liability or obligation other than those described in this Section 3.16.

     3.17 NO MATERIAL CHANGE. Since the ending date of the Audited Financials, except as specifically reflected in the Interim Financials, the Borrowers have not: (i) suffered any material change in their condition (financial or otherwise) or their overall business prospects; (ii) entered into any material transactions or incurred any debt, obligation or liability (whether liquidated or unliquidated, mature or not yet mature, absolute or contingent, secured or unsecured) other than the Obligations; (iii) sustained any material loss or damage to their Real Property or personal property, whether or not insured; (iv) suffered any material interference with their business or operations, present or proposed; and (v) made any Transfer, abandonment or other disposition of any of their Real Property or personal property or any interest therein or relating thereto, that is material either individually or in the aggregate to their financial position or prospects.

     3.18 NO SIDE AGREEMENTS. There exists no agreement or understanding calling for any payment or consideration from a customer or supplier of any Borrower to an officer or director of such Borrower with respect to any transaction between such Borrower and such supplier or customer. Except as set forth on EXHIBIT 3.18, no Affiliate of any Borrower, directly or indirectly, transacts any business with any Borrower.

     3.19 GENERAL LEGAL COMPLIANCE. No Borrower is in violation of any Applicable Law that would apply to it or to its business, the violation of which would have a material adverse effect either individually or in the aggregate on any Borrower, its business, or its prospects.

     3.20 ENVIRONMENTAL LEGAL COMPLIANCE. No Borrower is in violation of any applicable Environmental Law, which violation would have a material adverse effect either individually or in the aggregate on any Borrower or its business or prospects, and no Borrower has been notified of any action, suit, proceeding or investigation which calls into question compliance by any Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material. As used in this Agreement, the term "Environmental Law" shall mean, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss.9601 et seq. ("CERCLA"); the Solid Waste Disposal Act, as amended, 42 U.S.C. ss.6901 et seq.("SWDA") including the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. ss.6901 et seq.

("RCRA"); the Clean Water Act, as amended, 42 U.S.C. ss.1251 et seq.("CWA"); the Clean Air Act, as amended, 42 U.S.C. ss.7401 et seq.; any "superfund" or "superlien" law; and any other Applicable Law regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, and the term "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

     3.21 EMPLOYEE BENEFIT MATTERS. There is no existing single-employer plan defined in Section 4021(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as to which any Borrower is an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively. Attached hereto as EXHIBIT 3.21 is an accurate and complete list of each plan described in Section 4021(a) of ERISA, as to which any Borrower is liable to make contributions or for the payment of benefits. The Borrowers have delivered to Lenders true and complete copies of each of the plans listed on
EXHIBIT 3.21 attached hereto. To the best knowledge of the Borrowers, there have been no "reportable events" as set forth in Section 4043(b) of ERISA with respect to any such plan, and no termination of any such plan since the effective date of ERISA which could result in any tax, penalty or liability being imposed upon any Borrower. No Borrower has participated in, and the execution and delivery of this Agreement by the Borrowers will not involve, any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject any Borrower to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. To the best knowledge of the Borrowers, no predecessor-in-interest to the Borrowers has participated in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject any Borrower to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. Since the effective date of ERISA, neither any Borrower, nor, to the best knowledge of the Borrowers, any predecessor-in-interest to the Borrowers, has incurred any "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA, to which any Borrower could be subject or for which it might be liable. No Borrower is a party to, and none of the operations of the Borrowers is covered by, a "multi-employer plan", as defined in Section 3(37) of ERISA.

     3.22 COLLECTIVE BARGAINING. No Borrower is a party to or subject to any collective bargaining agreements or union contracts. There are no labor disputes pending or threatened against any Borrower or between any Borrower and its employees which have affected, or so far as the Borrowers can reasonably foresee may affect, materially and adversely the business or condition of the Borrowers or the Borrowers' business or prospects.

     3.23 EMPLOYEES. Attached hereto as EXHIBIT 3.23 is an accurate and complete list of all employment and compensation contracts, including all retirement benefit agreements not disclosed on EXHIBIT 3.21 between the Borrowers and officers and executives of the Borrowers. The Borrowers have delivered to the Lenders accurate and complete copies of all such contracts.

No officer, executive or other key employee of any Borrower has advised such Borrower (orally or in writing) that he or she intends to terminate employment with such Borrower.

     3.24 INSURANCE. Attached hereto as EXHIBIT 3.24 is an accurate and complete list of all insurance policies and binders presently providing coverage to any Borrower or any of its assets. The Borrowers have furnished to Lenders appropriate insurance certificates and accurate and complete copies of the insurance binders or policies for all of the insurance listed in EXHIBIT 3.24. The coverage provided by such insurance is adequate for the conduct of the Borrowers' Business.

     3.25 LICENSES. The Licenses held by the Borrowers constitute all licenses, permits, approval and authorizations needed to properly operate the Borrowers' Business. No Borrower is in default or in noncompliance with respect to any License.

     3.26 BROKERS. None of the Borrowers has any knowledge of any investment banking, brokerage, or finders fees due for the transactions contemplated hereby, except for the fees due CIBC Wood Gundy Securities (all of which shall be paid by the Parent), and will indemnify the Lenders and their respective affiliates for any claims with respect thereto.

     3.27 SUBSIDIARIES. Attached hereto as EXHIBIT 3.27 is an accurate and complete list of all direct or indirect subsidiaries of any Borrower. All shares of subsidiaries are owned by a Borrower and are validly issued, fully paid and non-assessable.

     3.28 EQUITY. No Borrower has granted any pre-emptive rights relating to any of its securities. The shares issuable upon exercise of the Warrants have been duly authorized and reserved and, upon exercise, will be fully paid and non-assessable.

     3.29 SECURITIES LAWS. The issuance and sale of the Warrants and the Debentures hereunder, and the issuance of shares issuable under the Warrants, complies and will comply, as the case maybe, with all federal and state securities laws and regulations.

     3.30 NO FOREIGN ASSETS CONTROL REGULATION VIOLATION. The transactions contemplated by this Agreement will not result in a violation of any of the foreign assets control regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended (including, without limitation, the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulation, the Iranian Assets Control Regulations, the Nicaraguan Trade Regulations, the Libyan Sanctions Regulations, the Soviet Regulations, the Kuwaiti Assets Control Regulations and the Iraqi Sanctions Regulations contained in said Chapter V), or any ruling issued thereunder or any enabling legislation or other Presidential Executive Order granting authority therefor, and the proceeds of the Debentures and the Warrants to be issued and sold hereunder and the Warrant Shares will not be used by the Borrowers in a manner which would violate any such regulation.

     B. To induce the Borrowers to enter into this transaction, the Lenders represent and warrant to the Borrowers as set forth below (which representations and warranties shall survive the execution and delivery of this Agreement and the funding of this transaction).

     B-3.01 INVESTMENT INTENT. Each Lender: (i) is acquiring the Warrants and Debentures being purchased by it hereunder and will, upon conversion of the Warrants, acquire the Warrant Shares, for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; (ii) understands that the Warrants, the Debentures and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and may not be offered or sold except pursuant to an effective registration statement or an available exemption from the registration requirements under the Securities Act; and (iii) is an "accredited investor" as defined in Regulation D as promulgated under the Securities Act. Each Lender agrees that the certificates representing the Debentures, the Warrants and the Warrant Shares will bear restrictive legends to the effect of clause (ii) of the preceding sentence and that the Parent may require an opinion of counsel, in form and substance reasonably satisfactory to the Parent, to the effect that any proposed transfer will not result in any violation of the Securities Act and the rules and regulations thereunder.

                        ARTICLE IV: AFFIRMATIVE COVENANTS

     Until the Debentures are repaid in full, each Borrower covenants and agrees with the Holders to do all of the following:

     4.01 QUARTERLY FINANCIALS. The Borrowers shall forward, or cause to be forwarded to Holders, the Parent's consolidated (i) quarterly financial statements, prepared in corporate summary format (substantially in the form of EXHIBIT 4.01 attached hereto), and (ii) year-to-date financial statements, comparing actual to budgeted performance, prepared in accordance with GAAP, (including a year-to-date balance sheet, profit and loss statement and cash flow statement), in each case within 45 days from the end of each quarter, together with a quarterly one-page management summary description of operations.

     4.02 CERTIFICATION OF NON-DEFAULT. The Borrowers shall provide to the Holders in writing each fiscal quarter an officer's certificate, signed by the chief financial officer of the Parent certifying that no Event of Default has occurred under this Agreement, or if any such Event of Default exists, stating the nature of such Event of Default. Such certificate shall explicitly reference and certify that it is made for the benefit of the Holders.

     4.03 ANNUAL AUDIT. The Parent shall forward, or cause to be forwarded, to Holders the Parent's audited consolidated year-end balance sheet, profit and loss statement and cash flow statement, without qualification thereof, within 90 days of such accounting year-end, which shall be prepared at the Borrowers' sole expense by an independent accounting firm acceptable to the Holders according to GAAP, and explicitly referenced and certified as being made for the benefit of the Holders, together with calculations by the Borrowers showing conformance with financial covenants. For purpose of this Agreement, unless notice is expressly given to the contrary by any Holder, all national and major regional firms shall be considered acceptable to the Holders.

     4.04 BUDGETS. Prior to that date which is 45 days following the start of each fiscal year, the Borrowers shall provide the Holders with an annual budget, by period, for the Borrowers for such current fiscal year, in the corporate summary format.

     4.05 NOTICE OF FILINGS. Within 30 days of filing, the Borrowers shall provide the Holders with copies of all material documents filed by any Borrower with any Governmental Authority (other than the Internal Revenue Service), including, without limitation, the Environmental Protection Agency, the Occupational Safety & Health Administration, and the Securities & Exchange Commission.

     4.06 NOTICE OF LITIGATION. The Borrowers shall notify the Holders of any litigation to which any Borrower is a party by mailing to the Holders, by U.S. registered mail, within 30 days of receipt thereof, a copy of the Complaint, Motion for Judgment or other such pleadings served on or by such Borrower; provided, however, that the Borrowers shall not be obliged by this Section 4.06 to give notice of suits (i) where any Borrower is a creditor seeking collection of one or more accounts receivable unless the amount such Borrower seeks pursuant to such litigation exceeds $50,000, or (ii) where the amount of damages claimed is less than $100,000.

     4.07 NOTICE OF DEFAULTS OR JUDGMENTS. The Borrowers shall give the Holders notice of any default(s) declared (i) with respect to any Contract, (ii) with respect to any obligation constituting Senior Debt, Junior Debt, or other Indebtedness of any Borrower, (iii) with respect to any judgment entered against any Borrower, or (iv) in any 90-day window, with respect to any lease or group of leases relating to stores which, in the aggregate, constitute an amount equal to one percent (1%) or more of the total revenues generated during the preceding fiscal year (any such lease or leases shall be referred to herein individually as a "Threshold Lease" and collectively as "Threshold Leases"), in each case by mailing an accurate and complete copy thereof to Holders within ten days of receipt thereof by such Borrower. The term "Threshold Leases" shall not include any lease or leases identified on EXHIBIT 4.18.

     4.08 FINANCIAL RATIOS AND COVENANTS. The Borrowers shall comply with and maintain the following financial ratios or financial covenants, measured on a consolidated basis in accordance with GAAP and using the information set forth in the financial statements provided by the Borrowers in accordance with Section
4.01 above:

          (a) Each financial ratio or covenant required by any holder of any portion of the Senior Debt pursuant to the terms and conditions of any instruments or documents entered into in connection with any portion of the Senior Debt;

          (b) The ratio of Free Cash Flow to Total Debt Service, determined for the four-quarter period ending on October 5, 1996 and at the end of each fiscal quarter thereafter, for the immediately preceding four-quarter period, shall be equal to or greater than 2:1, based upon results for such period; and

          (c) In connection with any increase in the maximum available principal amount under the Senior Revolver, and at all times from and after the date on which the maximum available principal amount available under the Senior Revolver exceeds $35,000,000, the following ratios:

               (1) The sum of the principal amount available under the Senior Debt (treating any contemplated increase under the Senior Revolver, up to a maximum of $45 million, as if such increase was available at such time) and the Debentures on the last day of each fiscal quarter, determined quarterly, shall be less than the product of (x) 2.75 and
          (y) the sum of net income plus interest expense, taxes, depreciation, and amortization for such quarter and the preceding three quarters (For purposes of calculating this ratio with respect to any quarter during which the Parent incurs a charge as a result of the issuance or exercise, without duplication, of Warrants by a Lender or warrants held by the holders of the Junior Debt, such charge shall be added to the sum in this subparagraph (y)); and

               (2) The ratio of (x) Borrowers' Free Cash Flow for the immediately preceding four-quarter period to (y) Borrowers' Total Debt Service on a pro forma basis for such four-quarter period, assuming the principal amount then available, together with such contemplated increase, under the Senior Revolver for such period had been the amount outstanding thereunder, shall be equal to or greater than 2:1.

     As used in this Section 4.08, the following terms shall have the meanings indicated: (1) "Free Cash Flow" shall mean (a) the sum of net income, interest, depreciation, amortization and other non-cash charges, less (b) amounts attributable to maintenance expenditures on capital assets; and (2) "Total Debt Service" shall mean the aggregate amount of interest and scheduled principal payments paid or payable in respect of the Debentures, the Senior Debt, the Junior Debt, all other Indebtedness permitted under Section 2.03 and capitalized leases, but excluding principal payments due at maturity of (i) any revolving credit facility included in Senior Debt, (ii) the Secured Letter of Credit Reimbursement Agreement, and (iii) the Secured Woburn Loan. (For purposes of the definition of Free Cash Flow set forth above, the non-cash charges added back to net income shall include, but are not limited to, (i) the one-time special charge of $8,500,000, incurred in fiscal year 1995 in respect of store closings and recruiting of new management for SLBC, and (ii) a charge as a result of the issuance or exercise, without duplication, of Warrants by a Lender or warrants held by the holders of the Junior Debt, in each case only if such event occurred within the immediately preceding four-quarter period.)

     4.09 INSURANCE. At all times until all of the Obligations have been satisfied in full, the Borrowers shall maintain all insurance identified in
EXHIBIT 3.24 or equivalent replacement insurance in full force and effect.

     4.10 USE OF PROCEEDS. The Borrowers shall apply the proceeds of the investment as follows, and for no other purpose or purposes: (i) toward expenses relating to the closing of the investment, and (ii) toward paying down the Senior Revolver.

     4.11 PAYMENTS AND OBLIGATIONS. The Borrowers shall make all payments of principal, interest and other charges as and when due under the Debentures, shall timely make all payments of any other monetary Obligations, shall perform or comply with, as the case may be, all of the other Obligations, and shall perform and comply in all respects with all applicable terms, conditions and covenants of this Agreement and the other Investment Documents.

     4.12 INFORMATION REQUESTS. The Borrowers shall furnish from time to time to any Holder all information such Holder may reasonably request.

     4.13 CREDIT CHECKS; ACCESS TO RECORDS. The Borrowers shall permit any authorized representative(s) of any Holder and their attorney(s) and accountant(s) to obtain credit and other background information on each Borrower and its management, and to inspect, examine and make copies and abstracts of the books of account and records of such Borrower at reasonable times during normal business hours. The Borrowers shall allow Holders or their agent(s) to interview the Borrowers' outside accountants, who, by this covenant, are hereby irrevocably instructed to respond to such inquiries as fully as if made by the Borrowers themselves.

     4.14 MAINTAIN EXISTENCE, PROPERTIES, INTELLECTUAL PROPERTY, LICENSES. Each Borrower shall take or cause to be taken all reasonable steps and perform or cause to be performed all reasonable actions necessary or appropriate to preserve and keep in full force and effect (i) its existence as a corporation and its right to conduct its business in a prudent and lawful manner in all jurisdictions in which it currently conducts business, (ii) its properties owned from time to time, (iii) its intellectual property rights, and (iv) its Licenses.

     4.15 COMMON STOCK RESERVES. The Parent shall maintain such shares of Common Stock as authorized but unissued, as may be necessary to permit the Holders of the Warrants to acquire all of the Warrant Shares at any time.

     4.16 REPLACEMENT OF WARRANTS. The Parent shall perform all acts required under the Warrants, including the re-issuance or replacement of Warrants to any of the Holders upon transfer, exchange, loss or destruction thereof.

     4.17 Board Meetings; Board Observation Rights; Investor Meetings.
          -----------------------------------------------------------

          (a) The Parent will hold meetings of its board of directors at the Parent's offices not less frequently than once per fiscal quarter. Additional meetings may be held telephonically. Each of Allied and Capital Trust shall be notified of the date and time (i) for each quarterly board meeting, in writing at least two weeks prior thereto, and (ii) for each telephonic board meeting, by facsimile at least 24 hours prior thereto.

          (b) Each of Allied and Capital Trust shall have the right to designate a representative to attend and observe each board meeting, or to be joined telephonically, as the case may be, at its own expense.

          (c) At the option of the Lenders (acting jointly), their representative may request, and the Parent shall arrange, a meeting with Parent's senior management (an "Investor Meeting") in lieu of attending a board meeting. Investor Meetings may not be requested by Lenders more frequently than quarterly.


     4.18 STORE CLOSING RESERVE. Prior to December 31, 1996, the Borrowers shall close, sell or franchise such number of the stores identified on EXHIBIT 4.18 (which shall be provided to Lenders by Borrowers at least five days prior to the Closing Date), or any substitutions therein, sufficient to achieve 75% of the anticipated cash flow savings set forth on EXHIBIT 4.18. In connection with the disposition of such stores, the Borrowers shall not incur more than (i) $1,250,000 in cash charges or (ii) $7,000,000 in total cash and non-cash charges.

     4.19 DOCUMENTS PROVIDED TO HOLDERS OF SENIOR DEBT. Within 10 days of delivery, the Borrowers shall provide the Holders with copies of all material documents delivered to holders of the Senior Debt.

                          ARTICLE V: NEGATIVE COVENANTS

     Until the Debentures are repaid in full, each Borrower covenants and agrees with the Holders not to do any of the following:

     5.01 CONSOLIDATION, MERGER AND SALE OF ALL ASSETS. The Parent will not, nor will it permit any of its subsidiaries to, merge or consolidate into or with any other Person or convey, sell, lease or otherwise dispose of all or substantially all of its assets to another Person, or permit any Person to merge or consolidate into or with the Parent or any subsidiary or convey, sell, lease or otherwise dispose of all or substantially all of its assets to the Parent or any subsidiary; provided that (i) any subsidiary may merge into, or convey, sell, lease or dispose of its assets to the Parent or a wholly-owned subsidiary of Parent, (ii) a Person other than a subsidiary may merge into, or convey, sell, lease or dispose of its assets to, the Parent, if the Parent is the surviving or acquiring corporation, and (iii) a Person other than the Parent or another subsidiary may merge into, or convey, sell, lease or dispose of its assets to, a subsidiary if (A) such subsidiary is the surviving or acquiring corporation or (B) the surviving or acquiring entity, if not such subsidiary, becomes a subsidiary of the Parent; provided further that in any such transaction the rights and powers of the Lenders will not, in their sole reasonable discretion, be materially adversely affected thereby and immediately after such transaction no Event of Default shall exist hereunder, and provided further that, in no event shall the Parent become a subsidiary of any other Person without the prior consent of the Lenders.

     5.02 SALE OF ASSETS; LIQUIDATION.

     (a) The Parent will not, nor will it permit any of its subsidiaries to, convey, sell, lease or otherwise dispose of any assets, directly or indirectly, in a single transaction or in a series of transactions occurring during any one fiscal year of the Parent, except (i) as permitted under Section 5.01 hereof,
(ii) for sales or other dispositions of property in the ordinary course of business, or (iii) for sales or other dispositions of property in connection the closings of stores described in Section 4.18.

     (b) The Parent will not, nor will it permit any of its subsidiaries to, liquidate, dissolve or wind up its affairs nor institute, consent to or fail promptly to contest proceedings for any such purpose, provided however, that any such subsidiary may be liquidated into the Parent or into a wholly-owned subsidiary of the Parent in a transaction permitted by Section 5.01 or by this
Section 5.02 and any inactive or immaterial subsidiary of the Parent may be dissolved by the Parent.

     5.03 DISTRIBUTIONS. No Borrower shall make or cause to be made any redemption or repurchase of any capital stock or rights with respect thereto or securities exchangeable for any capital stock or any distribution of cash, capital stock or other property of such Borrower to any of its shareholders (whether such distribution would be characterized as a dividend or otherwise), other than (i) to Parent in its capacity as a shareholder of SLBC and Midwest, and (ii) to the holder of the Junior Debt in order to redeem the Parent's 4.75% Convertible Subordinated Notes due January 2, 2001, in accordance with the terms thereof.

     5.04 NO ENCUMBRANCES. No Borrower shall permit to exist against any of its material assets any lien, mortgage, pledge, security interest, title retention device, or other encumbrance, except for (i) the Permitted Encumbrances and (ii) any lien, mortgage security interest or other encumbrance in favor of the Senior Revolver Lender relating to the Senior Revolver, provided, however, that in the event any such encumbrance is granted, each Borrower shall also grant to the Holders a junior lien, mortgage or security interest, as applicable, in the same collateral securing the Senior Revolver Lender and pursuant to security documents substantially identical to those granting such encumbrance to the Senior Revolver Lender and subject to the terms of the Senior Debt Subordination Agreement.

     5.05 INSIDE TRANSACTIONS. Other than (i) meals granted to employees at a 50% discount, and (ii) loans to employees and directors that, in the aggregate do not exceed $250,000, no Borrower shall purchase or sell any property or services, or borrow or lend money or property from or to, or co-invest in, any transaction with any officer, director, shareholder, employee or Affiliate of such Borrower, except on terms no more favorable than a Borrower would offer to a third party.

     5.06 JUDGMENTS. The Borrowers shall not permit any judgment in excess of $50,000, or any series of judgments aggregating in excess of $50,000, obtained against the Borrowers, and for which the Borrowers do not have adequate insurance coverage, to remain unpaid for over 20 days without obtaining a stay of execution or appropriate surety bond.

     5.07 ADDITIONAL DEBTS AND LIABILITIES. No Borrower shall incur any additional Indebtedness or liabilities, or create or incur any contingent liability (including guaranties or endorsements) other than: (i) the Obligations; (ii) the Senior Debt; (iii) the Junior Debt noted on EXHIBIT 2.03;
(iv) trade debt or short-term working capital debt incurred in the normal and ordinary course of the Borrower's Business; (v) contingent liabilities in an aggregate amount not to exceed $500,000; (vi) depositing checks and other instruments for the payment of money acquired in the ordinary course of business; and (vii) the Leases and other leases and purchase money obligations entered into in the ordinary course of the Borrowers' Business.

     5.08 NO ADVERSE ACTIONS. No Borrower shall avoid or seek to avoid the observance or performance of any of the terms, covenants and conditions of this Agreement or any of the other Investment Documents, but shall at all times carry out in good faith all such terms and take all such actions as may be necessary or appropriate to protect the rights of the Holders hereunder and under each of the Investment Documents.

     5.09 NO INVESTMENT. No Borrower shall make any investment in any other Persons (whether or not affiliated with such Borrower), except for an investment in an entity named as a Borrower herein.

                 ARTICLE VI: FEES, EXPENSES AND INDEMNIFICATION

     6.01 FEES AND EXPENSES OF LENDERS. The Borrowers shall pay:

     (a) A processing fee to Lenders, shared ratably among Allied and CT Capital Trust N.V., of Four Hundred Fifty Thousand Dollars ($450,000);

     (b) All reasonable fees and disbursements of legal counsel for each of the Lenders related to this transaction; and

     (c) An additional fee equal to all out-of-pocket costs and expenses incurred by any Lender or Allied Capital Advisers, Inc. or CT Capital International Inc. in connection with performing a due diligence examination of the Borrowers and the Borrowers' Business (including but not limited to amounts payable to Ernst & Young for due diligence services).

     All amounts described in this Section 6.01 shall be due and payable in full by the Borrowers at the Closing. Lenders acknowledge receipt of a deposit of One Hundred Thousand Dollars ($100,000) from the Borrowers, which will be applied at Closing to the fees and expenses described in this Section 6.01.

     6.02 MONITORING FEES. The Borrowers shall pay to Holders or their designees, at the Closing and on each anniversary thereafter for so long as the Debentures remain outstanding, an annual monitoring fee in the aggregate amount of Fifty Thousand Dollars ($50,000), shared ratably among the Holders.

     6.03 OTHER FEES AND EXPENSES. The Borrowers shall pay, as and when due, all of the following fees and expenses: (a) the fees and expenses of its own counsel; (b) any income, excise, franchise or other taxes incident to the transactions described herein; (c) all fees and expenses of any investment banker, broker or finder engaged by or through Borrowers, including all fees due to CIBC Wood Gundy Securities; and (d) all reasonable fees and disbursements of legal counsel for each of the Lenders related to this investment following the Closing Date.

     6.04 INDEMNIFICATION. In addition to its indemnification provisions contained elsewhere herein and in the other Investment Documents, each Borrower agrees to indemnify, defend and hold harmless each of the Holders and each of their respective officers, directors, partners, shareholders, employees, agents and controlling persons (collectively, the "Indemnified Parties") from and against any and all losses, claims, damages, liabilities and related expenses, including attorneys' fees and expenses, incurred by or asserted against any of the Indemnified Parties arising out of, in any way in connection with, or as a result of: (i) this Agreement and the other Investment Documents, (ii) the performance by the Holders and each Borrower of its respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby; (iii) the occurrence of any Event of Default hereunder or any event that would constitute an Event of Default but for the giving of notice and/or passage of time; (iv) any federal, state or local transfer or recording taxes or filing fees which may become payable in connection with this transaction; (v) the spilling, leaking, pumping, pouring, unsettling, discharging, leaching or releasing of any Hazardous Materials on any of the Real Property or any other property owned by any Borrower or to which any Borrower has sent or otherwise shipped any Hazardous Material; (vi) any violations by any Borrower of any other Environmental Law, regulation or ordinance; (vii) any fee or expense claimed by any investment banker, broker or finder engaged by or through Borrowers; or (viii) any claim, litigation, investigation or proceeding relating to or to which any Borrower has not or otherwise shipped any Hazardous Materials any of the foregoing, whether or not any of the Indemnified Parties is a party thereto; provided, however, any such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of any of the Holders.

     6.05 SURVIVAL; TIMING OF PAYMENTS. The provisions of this Article VI and any other indemnification provisions contained in this Agreement and the other Investment

Documents shall survive and remain operative and in full force and effect regardless of the termination of this Agreement or expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Debentures and satisfaction and discharge of the other Obligations or the Debentures, or any investigation made by or on behalf of any of the Holders. Except as provided to the contrary, all amounts due under this
Article VI shall be payable on written demand therefor.


                         ARTICLE VII: DEFAULT PROVISIONS

     The occurrence of any of the events specified below in this Article VII (any such, an "Event of Default") shall constitute an immediate breach of, and default under, this Agreement entitling the Holders to exercise all of the rights and remedies specified in this Agreement, in any other Investment Document, and under all Applicable Laws, without the obligation to furnish any further notice or opportunity to cure (beyond that specified in the applicable sections of this Article VII), all of which are hereby expressly waived by each
Borrower:

     7.01 MONETARY DEFAULTS. Any installment payment of principal, interest or other charge under any of the Debentures is not received by the Holders within three business days of the due date thereof, or any other monetary Obligation is not fully paid and discharged within three business days of the due date thereof.

     7.02 OTHER BREACHES. Any Borrower shall fail to comply with any of its respective affirmative or negative covenants, agreements and undertakings in this Agreement or the Debentures, and such failure shall continue for a period of 10 calendar days from the date of the delivery of written notice thereof from any Holder.

     7.03 MISREPRESENTATION. Any representation or warranty made by the Borrowers in this Agreement, any of the other Investment Documents, or in any other writing supplied to Holders by such Borrower or on such Borrower's behalf shall be untrue in any material respect when made.

     7.04 ACT OF BANKRUPTCY OR DISSOLUTION. Any Act of Bankruptcy or Act of Dissolution shall have occurred with respect to any Borrower.

     7.05 OTHER INVESTMENT DOCUMENT DEFAULTS. Any Borrower shall be in default under any of the other Investment Documents (after taking into account the giving of any notice and the expiration of the applicable cure period (if any) required pursuant to the applicable terms of such other Investment Document or Investment Documents).

     7.06 OTHER DEFAULTS GENERALLY. Any default shall have occurred and is continuing (after giving effect to any applicable notice and/or grace periods) under any Threshold Lease or

Threshold Leases, Contract, obligation constituting Senior Debt or Junior Debt, or other material loan, lease, debt or material obligation of any Borrower.


                         ARTICLE VIII: CERTAIN REMEDIES

     Upon the occurrence of an Event of Default under this Agreement, each of the Holders shall be entitled to exercise any or all of the following rights and remedies, in addition to such other rights and remedies as may be provided for in the other Investment Documents or as may be available at law or in equity:

     8.01 ACCELERATION. Following the occurrence of an Event of Default, each of
(i) Allied, or its successors or assigns as a group, and (ii) Capital Trust, or its successors or assigns as a group, shall have the right to accelerate the maturity of the Debentures held by such Holder and all other Obligations due and owing to such party and demand immediate payment in full of all amounts payable under such Debentures and such Obligations, without presentment, demand, protest, or further notice by such Holder to any Borrower, all of which are hereby expressly waived by each Borrower, provided that such Holder first has given two days telephonic notice (with confirmation by telecopy or overnight courier) to the other Holders and the opportunity for each other Holder to participate in such acceleration.

     8.02 COSTS. The Borrowers shall pay all expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Debentures shall become due at their maturity date or otherwise (including, but not limited to, reasonable attorneys' fees and costs) which Holders may deem necessary or proper in connection with the collection of any of the Obligations. The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Debentures, and to charge interest thereon at the rate specified in the Debentures.

     8.03 REMEDIES NON-EXCLUSIVE. None of the rights, remedies, privileges or powers of the Holders expressly provided for herein shall be exclusive, but each of them shall be cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of the Holders, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.


                       ARTICLE IX: REGISTRATION PROVISIONS

                             [INTENTIONALLY OMITTED]

                            ARTICLE X: MISCELLANEOUS

     10.01 NON-WAIVER. No course of dealing between a Holder and any other party hereto or any failure or delay on the part of a Holder in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of any Holder under this or any other applicable instrument. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

     10.02 NOTICES. All notices or communications under this Agreement or the Debentures shall be mailed, postage prepaid, delivered by facsimile, or delivered by courier to the following addresses (or to such other address as shall at any time be designated by any party in writing to the other parties):

         To Allied:               Allied Capital Corporation
                                         - and -
                                  Allied Capital Corporation II
                                  c/o Allied Capital Corporation
                                  1666 K Street, N.W., Ninth Floor
                                  Washington, D.C. 20006
                                  Attention:  Gay S. Truscott, Vice President
                                  Facsimile: (202) 659-2053

         With a copy to:          Piper & Marbury L.L.P.
                                  1200 Nineteenth Street, N.W.
                                  Washington, D.C. 20036
                                  Attention:  Anthony H. Rickert, Esquire
                                  Facsimile: (202) 223-2085

         To Capital Trust
         Investments, Ltd.:       c/o Capital Trust Limited
                                  49 Mount Street
                                  London, England W1Y5RE
                                  Attention: Bassam Aburdene
                                  Facsimile:  011 441 71 499 0524


         With a copy to:          CT Capital International, Inc.
                                  575 Fifth Avenue, 40th Floor
                                  New York, New York 10017
                                  Attention:  John P. Oswald, Managing Director
                                  Facsimile: (212) 490-6950


         And a copy to:           Morgan, Lewis & Bockius LLP
                                  101 Park Avenue
                                  New York, New York 10178
                                  Attention:  Charles E. Engros, Esquire
                                  Facsimile: (212) 309-6273

         To the Parent:           Au Bon Pain Co., Inc.
                                  19 Fid Kennedy Avenue
                                  Marine Industrial Park
                                  Boston, MA 02210-2497
                                  Attention:  Louis I. Kane
                                  Facsimile:  (617) 423-7879

         With a copy to:          Gadsby & Hannah
                                  125 Summer Street
                                  Boston, Massachusetts 02110
                                  Attention:  Walter Wekstein, Esquire
                                  Facsimile: (617) 345-7050


     Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions. Each such notice, request or other communication shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of the messenger or the answer back being deemed conclusive (but not exclusive) evidence of such delivery) or at such time as delivery is refused by addressee upon presentation.

     10.03 BINDING AGREEMENT. This Agreement shall bind and inure to the benefit of each of the Holders, the Borrowers, and except as otherwise expressly provided to the contrary herein, each of their respective heirs, successors and assigns. Without limiting the generality of the foregoing sentence, the rights of the Holders to cause the Parent to register Registrable Securities granted pursuant to this Agreement may be transferred or assigned by any holder to a transferee or assignee; provided, however, that the transferee or assignee of such rights assumes the obligations of such transferor or assignor, as the case may be, under this Agreement and that such transferee or assignee executes and delivers a copy of this Agreement to Parent.

     10.04 ENTIRE AGREEMENT; INTEGRATION CLAUSE. This Agreement, the Exhibits hereto, and the other Investment Documents set forth the entire agreements and understandings of the parties hereto with respect to this transaction, and any prior agreements are hereby merged herein and terminated.

     10.05 NO ORAL MODIFICATION OR WAIVERS. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

     10.06 RELATIONSHIP OF THE PARTIES; ADVICE OF COUNSEL. This Agreement provides for the making of an investment by Holders, in their capacity as investors, to the Borrowers, for the payment of interest and repayment of principal by the Borrowers to Holders. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Holders to protect their interests as lenders in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating the Holders to act as financial or business advisors or consultants to the Borrowers, as permitting or obligating Holders to control the Borrowers or to conduct the Borrowers' operations, as creating any fiduciary obligation on the part of the Holders to the Borrowers, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. A Holder is not (and shall not be construed as) a partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of the Borrowers; neither Holders nor any Borrower intend that the Holders assume such status, and, accordingly, the Holders shall not be deemed responsible for (or a participant in) any acts or omissions of any of the Borrowers. The Borrowers each represent and warrant to the Holders that they have had the advice of experienced counsel of their own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

     10.07 CONTROLLING LAW. This Agreement and each of the other Investment Documents shall be governed by, and interpreted and construed in accordance with, the internal laws of the State of New York (without regard to its conflicts of law principles).

     10.08 VENUE; PERSONAL JURISDICTION; FULL FAITH AND CREDIT; PERSONAL
SERVICE.

          (a) Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other Investment Documents shall be proper only in the state or federal courts of the City and State of New York, and all parties to this Agreement and the other Investment Documents hereby consent to such venue and agree that it shall not be not inconvenient and not subject to review by any court other than such courts in New York;

          (b) The Borrowers intend and agree that the courts of the jurisdictions in which each Borrower is formed and in which each Borrower conducts its business should afford full faith and credit to any judgment rendered by a court of the State of New York against any Borrower under this Agreement and the other Investment Documents, and the Borrowers under this Agreement and the other Investment Documents each intend and agree that such courts should hold that the New York courts have jurisdiction to enter a valid, in personam judgment against such Borrower;

          (c) The Borrowers agree that service of any summons and complaint, and other process which may be served in any suit, action or other proceeding, may be made by mailing via U.S. certified or registered mail or by hand-delivering a copy of such process to the Parent at its address specified above, with a copy to its counsel at its address specified above; and

          (d) The Borrowers all expressly acknowledge and agree that the provisions of this Section 10.08 are reasonable and made for the express benefit of each of the Holders.

     10.09 WAIVER OF TRIAL BY JURY. Each party to this Agreement agrees that any suit, action or proceeding, whether claim, defense or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement or any other Investment Document or which in any way relates, directly or indirectly, to the Debentures or any event, transaction or occurrence arising out of or in any way connected with this Agreement, the other Investment Documents or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE.

     10.10 COSTS AND FEES RELATED TO ENFORCEMENT OR A SUCCESSFUL DEFENSE. Without limiting the Holders' entitlements under Section 8.2 above or under the terms of any of the other Investment Documents, each Borrower, jointly and severally (each, a "Reimbursing Party"), hereby agrees to reimburse the Holders for any and all costs and fees, including reasonable attorneys' fees and expenses, incurred by any of the Holders or their Affiliates in connection with:
(i) any suit, action, claim or other activity of the Holders to collect the Obligations or any portion thereof or to enforce any of the provisions of this Agreement or any other Investment Document against such Reimbursing Party; and (ii) any suit, action, claim or other liability asserted against any of the Holders or their Affiliates by such Reimbursing Party in any case in which such Reimbursing Party does not prevail with respect to substantially all of its or his claim.

     10.11 INDEPENDENT COVENANT TO MAKE PAYMENTS. The payment and performance by any Borrower of all of the Obligations shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim any Borrower might otherwise have against any of the Holders, and each Borrower Party shall pay and perform all of the Obligations (to the extent applicable to him or it), free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off. Until payment in full of all of the Obligations, the Borrowers shall: (a) not suspend or discontinue any payments required pursuant to the Debentures, this Agreement or any other Investment Documents; and (b) perform and observe all of the other terms and provisions of all of the Investment Documents.

     10.12 NOTICE OF CLAIM. To allow the Holders to mitigate any alleged breach of this Agreement, the other Investment Documents, or Holders' other duties to any Borrower, the Borrowers each hereby agree to give the Holders written notice of any claim or defense any of them has against any Holder, whether in tort, contract or otherwise, relating to any act or omission by such Holder under this Agreement, the other Investment Documents or the transactions related thereto, or of any defense to the payment or performance of any of the Obligations for any reason. Each Borrower hereby agrees to provide such notice to Holders within 60 days after such Borrower first has knowledge of such defense. The Borrowers acknowledge and agree that any claim any of them may have with respect to one Holder shall not affect their respective Obligations to the other Holders.

     10.13 HEADINGS. The headings of the paragraphs and sub-paragraphs of this Agreement and the other Investment Documents are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or the other Investment Documents.

     10.14 SEVERABILITY. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Agreement shall remain unchanged and in full force and effect.


     10.15 COUNTERPARTS. This Agreement may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.

     10.16 DELIVERIES TO HOLDERS. To the extent the terms of this Agreement or any of the other Investment Documents requires the Borrowers to deliver any documents or other materials to any or all of the Holders, then the Borrowers may satisfy such requirement by delivering a single copy of the document(s) or other material(s) in question to each of Allied's notice party and Capital Trust's notice party, in each case identified in Section 10.02 above. Following a complete or partial Transfer by Allied or Capital Trust of any right, title or interest in and to any of the Debentures to one or more Persons that is not an Affiliate of such Lender, then the Borrowers shall be required to deliver copies of the document(s) or other material(s) in question to each of the additional Holders separately.

     10.17 CONSENT OR APPROVAL OF HOLDERS. To the extent the terms of this Agreement or any of the other Investment Documents require the Borrowers to obtain the consent, waiver or approval of Holders, or if Borrowers wish to amend this Agreement, such consent, waiver, approval, or amendment shall be effective upon receipt by the Borrowers of written consent or approval from Holders of not less than two-thirds of the outstanding principal balance of the Debentures, provided that no such consent, waiver, approval, or amendment may be granted with respect to changes in the (i) principal amount, (ii) interest rate, (iii) schedule of payments, or (iv) maturity date of any Debenture without the consent or approval of the Holder of such Debenture, or if the Debentures have been repaid, the consent, waiver or approval of Holders of not less than two-thirds of the Warrants or Warrant Shares (as the case may be).


                             {Signatures next page}

         IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

ATTEST:                                     AU BON PAIN CO., INC.
                                            a Delaware corporation

By: /s/ THOMAS R. HOWLEY                    By: /s/ LOUIS I. KANE (SEAL)
   --------------------------                  -------------------
   Assistant Secretary                         Co-Chairman


ATTEST:                                     SAINT LOUIS BREAD COMPANY, INC.
                                            a Delaware corporation



By: /s/ THOMAS R. HOWLEY                    By: /s/ LOUIS I. KANE (SEAL)
   --------------------------                  -------------------
   Assistant Secretary                         Executive Vice President


ATTEST:                                     ABP MIDWEST MANUFACTURING CO., INC.
                                            a Delaware corporation


By: /s/ THOMAS R. HOWLEY                    By: /s/ LOUIS I. KANE (SEAL)
   --------------------------                  -------------------
   Secretary                                   Vice President


                                            ALLIED CAPITAL CORPORATION,
                                            a Maryland corporation



By: /s/ KELLY A. ANDERSON                   By: /s/ GAY S. TRUSCOTT (SEAL)
   --------------------------                  --------------------
    Kelly A. Anderson                          Gay S. Truscott, Vice President

                                            ALLIED CAPITAL CORPORATION II,
                                            a Maryland corporation



By: /s/ KELLY A. ANDERSON                   By: /s/ GAY S. TRUSCOTT (SEAL)
   --------------------------                  --------------------
    Kelly A. Anderson                          Gay S. Truscott, Vice President



                                            CAPITAL TRUST INVESTMENTS, LTD.,
                                            a Guernsey corporation



By: /s/ KATHERINE L. SUAVEY                 By: /s/ JOHN P. OSWALD (SEAL)
   --------------------------                  -------------------
    Katherine L. Suavey                        John P. Oswald, Attorney in Fact